Exhibit 99.1

Turnstone Biologics Corp. Enters into Agreement to be Acquired by XOMA Royalty Corporation for $0.34 in Cash Per Share Plus a Contingent Value Right

EMERYVILLE and SAN DIEGO, Calif., June 27, 2025 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (“XOMA Royalty”) (Nasdaq: XOMA) and Turnstone Biologics Corp. (“Turnstone” or the “Company”) (Nasdaq-CM: TSBX) today announced that they have entered into a definitive merger agreement (“the Merger Agreement”), whereby XOMA Royalty will acquire Turnstone for $0.34 in cash per share of Turnstone common stock (“Turnstone common stock”) plus one non-transferable contingent value right (“CVR”).

Following a thorough review process conducted with the assistance of its legal and financial advisors, the Turnstone Board of Directors has unanimously determined that the acquisition by XOMA Royalty is in the best interests of all Turnstone stockholders and has approved the Merger Agreement and related transactions.

Terms

Pursuant and subject to the terms of the Merger Agreement, XOMA Royalty will commence a tender offer (the “Offer”) by July 11, 2025, to acquire all outstanding shares of Turnstone common stock. The closing of the Offer is subject to certain conditions, including the tender of Turnstone common stock representing at least a majority of the total number of outstanding shares, a minimum cash balance at closing, and other customary closing conditions. Immediately following the closing of the tender offer, Turnstone will be acquired by XOMA Royalty, and all remaining shares not tendered in the offer, other than shares validly subject to appraisal, will be converted into the right to receive the same cash and CVR consideration per share as is provided in the tender offer. Turnstone stockholders holding approximately 25.2% of Turnstone common stock have signed support agreements under which such stockholders have agreed to tender their shares in the Offer and support the merger transaction. The merger transaction is expected to close in August 2025.

Advisors

Leerink Partners is acting as exclusive financial advisor and Cooley LLP is acting as legal counsel to Turnstone. Gibson, Dunn & Crutcher LLP is acting as legal counsel to XOMA Royalty.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. XOMA Royalty has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about XOMA Royalty and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

About Turnstone

Turnstone Biologics is a biotechnology company historically focused on the development of a differentiated approach to treat and cure patients with solid tumors by pioneering selected tumor-infiltrating lymphocyte (“Selected TIL”) therapy. For additional information about Turnstone, please visit www.turnstonebio.com.

XOMA Royalty Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements, including statements regarding the expected timing and ability to satisfy the conditions required to close the tender offer, the merger and other transactions contemplated by the Merger Agreement. In some cases, you can identify such forward-looking statements by terminology such as “expect,” “may,” or “will,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks including that XOMA Royalty does not achieve anticipated net cash after winding down Turnstone’s operations and that the conditions to the closing the merger in the Merger Agreement are not satisfied. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission (“SEC”). Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

Turnstone Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, statements regarding the Turnstone’s beliefs and expectations and statements about the Offer, the merger and the related transactions, including the timing of and closing conditions to the transactions; the potential payment of proceeds to the Company’s stockholders, if any, pursuant to the CVR; and other statements that are not historical fact. These statements may be identified by their use of forward-looking terminology including, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” and “would,” and similar words expressions are intended to identify forward-looking statements.

Forward-looking statements are neither historical facts nor assurances of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that various closing conditions set forth in the Merger Agreement may not be satisfied or waived, including uncertainties as to the percentage of Turnstone’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the possibility that the conditions to the closing of the merger and related transactions may not be met; the risk that the merger and the related transactions may not be completed in a timely manner, or at all, which may adversely affect Turnstone’s business and the price of its common stock; significant costs associated with the proposed transactions; the risk that any stockholder litigation in connection with the transactions may result in significant costs of defense, indemnification and liability; the risk that activities related to the CVR agreement may not result in any value to the Company’s stockholders; and other risks and uncertainties discussed in Turnstone’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 9, 2025, especially under the caption “Risk Factors,” as well as other documents that may be filed by Turnstone from time to time with the SEC. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Turnstone undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

Additional Information and Where to Find It

The tender offer described in this press release has not yet commenced. This press release is for informational purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the Turnstone common stock or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by XOMA and its acquisition subsidiary, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by the Company. The Offer to purchase the outstanding shares of Turnstone common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by the Company and XOMA by accessing the Investor Relations sections of both companies’ websites at https://www.investors.xoma.com and https://ir.turnstonebio.com/.

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XOMA Royalty Investor Contact	XOMA Royalty Media Contact

Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1 646-438-9754	+1 310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com

Turnstone Biologics Contact

Ahmed Aneizi

Investor Relations

Turnstone Biologics

+1 (347) 897-5988

ahmed.aneizi@turnstonebio.com